PROSPECTUS SUPPLEMENT NO. 1	Rule 424(b)(3)
DATED OCTOBER 5, 2017	Registration No. 333-219414
(To Prospectus dated August 4, 2017)

CELSION CORPORATION

2,435,000 Shares

Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated August 4, 2017 related to the resale of our common stock from time to time by certain shareholders (“Prospectus”), of Celsion Corporation (“Company”). This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 14 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the prospectus, as well as the other information contained in this supplement and the prospectus. This supplement and the prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this supplement and the prospectus.

AMENDMENT OF WARRANTS

On October 4, 2017, we entered into letter agreements (the “Exercise Agreements”) with certain warrant holders (“Holders”). Pursuant to the Exercise Agreements, the Holders agreed to exercise certain warrants with an exercise price of $2.07 per share (the “Series AAA Warrants”) and certain warrants with an exercise price of $4.75 per share (the “Series BBB Warrants”) for cash in exchange for the Company (1) amending the Series AAA Warrants, which were not previously exercisable until January 11, 2018, to permit for their immediate exercise and (2) issuing a number of new warrants to the Holders.

This Supplement is being filed to replace the January 11, 2018 initial exercise date with a July 11, 2017 initial exercise date for the following Series AAA Warrants:

Holder	No. of Warrants Repriced
Sabby Volatility Warrant Master Fund, Ltd.	970,000
Anson Investments Master Fund LP	820,000
Intracoastal Capital LLC	645,000
Total	2,435,000

Prospectus Supplement No. 1

Dated October 5, 2017